Exhibit 99.4

Governor Brad Henry	Insurance Commissioner Kim Holland

Insurance Commissioner
State Of Oklahoma

August 2, 2007

Scott Engebritson
First Trinity Financial
7633 East 63rd Place, Suite 230
Tulsa, Oklahoma 74133

Re:	Gregg Zahn, Trinity Life Insurance Company, Insurance Department File Number 07-0980-COR

Dear Mr. Engebritson,

I am in receipt of your letter received by the Oklahoma Insurance Department (“the Department) on July 16, 2007, in which you request on behalf of First Trinity Financial Corporation and Trinity Life Insurance Company (“TLIC”) that the Insurance Commissioner grant approval for Mr. Gregg Zahn to serve in the positions of director and president of TLIC. A Disclaimer of Control dated June 21, 2006 and filed with the Oklahoma Insurance Department by Mr. Zahn restricts Mr. Zahn to service as Senior Marketing Vice President of TLIC and as Director of Recruiting and Training until granted approval in writing by the Oklahoma Insurance Commissioner to serve in other management or controlling capacities.

In addition, you report that Mr. Zahn now owns 9.54% of the Holding Company of TLIC, which is below the 10% threshold control level as set out in the Oklahoma Insurance Holding Company Act, 36 O.S. § 1651, et seq. As a result, you request that he be allowed to vote his own shares. The Disclaimer of Control dated June 21, 2006, and the accompanying proxy prohibits Mr. Zahn from voting his shares without the prior written approval of the Insurance Commissioner.

I am pleased to grant my approval to both requests. Mr. Zahn is no longer restricted by the Disclaimer of Control dated June 21, 2006. He may serve in any capacities for First Trinity Financial Corporation and TLIC. In addition, Mr. Zahn may vote his 9.54% of the Holding Company of TLIC.

The Disclaimer of Control dated June 21, 2006 filed by Mr. Zahn is considered withdrawn as of this date. Please be aware that Mr. Zahn must submit an Application for Acquisition of Control of an Oklahoma Insurer (Form A), before he may own more than ten percent (10%) of the shares of First Trinity Financial Corporation or Trinity Life Insurance Company.

P. O. Box 53408 • Oklahoma City, Oklahoma 73152-3408 • (405) 521-2828 • Toll Free (In State) 1-800-522-0071 • Fax (405) 522-4492

Scott Engebritson

We enjoyed meeting with you on July 10. Please feel free to contact me should you have any questions or comments.

Sincerely,

KIM HOLLAND
Insurance Commissioner

cc:	Gregg Zahn